Exhibit 99.1
 FOR IMMEDIATE RELEASE

Internap Announces Addition to Executive Team
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-- 20-Year Industry Veteran Joins as Chief Technology Officer --

ATLANTA, GA - March 21, 2007- Internap Network Services Corporation (NASDAQ: INAP), a provider of choice for the world’s elite businesses on the Internet, today announced that it named Tim Sullivan Chief Technology Officer, or CTO, effective March 15, 2007. Mr. Sullivan brings over 20 years of industry knowledge and expertise in networking, Internet technology and related application areas, and will lead the Internap engineering and information technology teams. With responsibilities for product development, his goal is to grow Internap’s world-class portfolio through a “forward-looking-work” approach that creates a competitive advantage through collaboration and innovation.

“Tim will ensure that Internap continues to deliver end-to-end technologies that make the Internet better for business,” said James P. DeBlasio, chief executive officer for Internap. “This is an exciting time for Internap and we look forward to his leadership in further enhancing our position as a leading technology company.”

Mr. Sullivan began his career with IBM, where his responsibilities included product development and marketing leadership roles in IBM's Data Networking business as well as the introduction of its network management portfolio.  For eight years, Mr. Sullivan served as Vice President at Northern Telecom, which is now Nortel, first directing the Bell Northern Research customer premise, inter-exchange carrier and wireless development operations in the U.S., and later running the Nortel data networking business.

In 1993, Mr. Sullivan founded Connectware, Inc., an ATM network application solutions company, where he served as Chief Executive Officer and President.  He then went on to serve as the President of Lucent's Optical Networking Group with profit and loss responsibilities exceeding $3 billion in revenue, after holding positions of Chief Operating Officer and Vice President/General Manager for server and network edge products.

Most recently, Mr. Sullivan was President and Chief Executive Officer as well as one of the founders of CebaTech Inc., whose compiler technology produces hardware designs and improves time to market from existing software implementations.

Mr. Sullivan holds a B.S. in Electrical Engineering from the University of Notre Dame.

About Internap
Internap is a market leader of intelligent route control solutions that bring reliability, performance and security to the Internet, and a global provider of integrated content delivery services that enable businesses to stream digital media to large audiences over the Internet.  The company provides patented and patent-pending technologies that address the inherent weaknesses of the Internet, enabling enterprises to take full advantage of the benefits of deploying business-critical applications such as e-commerce, VoIP, and audio/video across IP networks. The company provides additional solutions, including video and audio streaming, advertising placement, reporting and analysis, live event broadcasting, media asset management, integrated Web hosting and consulting services. Internap currently serves more than 3,000 customers throughout North America, Europe, Asia and Australia.  For more information, please visit the company web site at www.internap.com.

Internap and VitalStream are trademarks of Internap Network Services Corporation and a wholly owned subsidiary, respectively. All other trademarks and brands are the property of their respective owners.

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Media Contact:	Investor Contact:
L.A. Campbell	Andrew Albrecht
404/302-9721	404/302-9841
lcampbell@internap.com	aalbrecht@internap.com